As filed with the Securities and Exchange Commission on May 24, 2002
                                                         Registration No. 333-

===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                              ARAMARK CORPORATION
            (Exact name of Registrant as specified in its charter)

            Delaware                                  23-3086414
 (State or other jurisdiction of        (I.R.S. Employer Identification Number)
  incorporation or organization)

                                 ARAMARK Tower
                               1101 Market Place
                       Philadelphia, Pennsylvania 19107
                                (215) 238-3000
 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)

                        2001 Stock Unit Retirement Plan
                           (Full title of the Plan)

                         The Corporation Trust Company
                              1209 Orange Street
                          Wilmington, Delaware 19801
                                (302) 658-7581
   (Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)

                                  Copies to:
       Bart J. Colli, Esq.
       ARAMARK Corporation                            Arthur D. Robinson, Esq.
          ARAMARK Tower                              Simpson Thacher & Bartlett
      1101 Market Street                                425 Lexington Avenue
Philadelphia, Pennsylvania 19107                      New York, New York 10017
         (215) 238-3000                                   (212) 455-2000

                        CALCULATION OF REGISTRATION FEE

================================================================ ============ =================== =================== ============

                                                                  Amount to    Proposed Maximum    Proposed Maximum     Amount of
                                                                     be         Offering Price        Aggregate       Registration
             Title of Securities to be Registered                Registered       Per Share         Offering Price         Fee
---------------------------------------------------------------- ------------ ------------------- ------------------- ------------

Class B-1, Class B-2, Class B-3, and Class B Common Stock,        8,000,000       $25.855(c)       $206,840,000.00(c)  $19,029.28
   each $0.01 par value per share(a)(b)....................        shares
---------------------------------------------------------------- ------------ ------------------- ------------------- ------------
SURP Deferral Obligations(d)...............................      $12,375,000.00      100%          $ 12,375,000.00     $ 1,138.50
================================================================ ============ =================== =================== ============

(a) Associated with each share of Class B-1, Class B-2, Class B-3 and Class B Common Stock is the right to purchase one share of Series C Preferred Stock pursuant to a rights agreement. Preferred stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional filing fee.

(b) Represents shares of common stock reserved for issuance in exchange for deferred stock units granted pursuant to the 2001 Stock Unit Retirement Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares being registered shall include an indeterminate amount of additional shares of common stock that may be issued pursuant to anti-dilution and adjustment provisions of the 2001 Stock Unit Retirement Plan.

(c) Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee for the shares of Class B-1, Class B-2, Class B-3 and Class B common stock have been computed on the basis of the average of the high and low prices of a share of Class B common stock reported on the New York Stock Exchange composite tape on May 20, 2002.

(d) The SURP Deferral Obligations are unsecured obligations of ARAMARK Corporation to pay deferred compensation in the future in accordance with the terms of the 2001 Stock Unit Retirement Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also relates to an indeterminate amount of interests to be offered or sold pursuant to the 2001 Stock Unit Retirement Plan.

(e)  Estimated solely for the purpose of determining the registration fee.

                                    PART I

     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by ARAMARK Corporation (the "Company" or "Registrant") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement:

     1.   Our Annual Report on Form 10-K for fiscal year ended September 28,
          2001;

     2. Our Proxy Statement for the Annual Meeting of Stockholders held on February 12, 2002, filed on January 9, 2002;

     3. Our Quarterly Reports on Form 10-Q for the quarters ended December 28, 2001 and March 29, 2002;

     4. Our Current Reports on Form 8-K, filed on December 10, 2001, January 22, 2002 and April 19, 2002; and

     5. The descriptions of the Company's share capital contained in the Company's Registration Statements on Form 8-A filed with the Commission under Section 12(g) and Section 12(b) of the Exchange Act on November 15, 2001 and on December 5, 2001, respectively, (File No. 000-33349 and File No. 001-16807), including any amendment or report filed for the purpose of updating such descriptions.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     The shares of Class B-1, Class B-2 and Class B-3 Common Stock and the right to purchase one share of Series C Preferred Stock associated with each share of Common Stock are registered under Section 12(g) of the Exchange Act. The shares of Class B Common Stock and the right to purchase one share of Series C Preferred Stock associated with each share of Class B Common Stock are registered under Section 12(b) of the Exchange Act.

     In addition, under the 2001 Stock Unit Retirement Plan (the "Plan"), the Company will provide eligible employees of the Company and its affiliates with the opportunity to elect to defer up to 15% of their cash compensation, with interest deemed to accrue on those deferrals. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan, along with any interest deemed to accrue on the deferrals, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Because the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including participants in the Plan) to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

     The amount of compensation to be deferred by each participant (the "Deferral Account") will be determined in accordance with the Plan based on elections by the participant, with a maximum deferral of up to 15% of such participant's pre-tax earnings. Each Deferral Account generally will be payable upon such participant's termination of employment, unless deferred by the participant. The deemed earnings on the account generally will be based on the rate of return provided through an interest income fund offered in the Company 401(k) Plan. Deferrals begin earning interest as of the date they would otherwise have been paid to the participant. Interest is compounded quarterly.

     The board of directors of the Company reserves the right to amend or terminate the Plan at any time, except that, effective on a change in control of the Company, certain limits apply to the ability to amend or terminate the Plan.

     The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

          o    for breach of duty of loyalty;

          o for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

          o under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

          o for transactions from which the director derived improper personal benefit.

     Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

     The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

     We maintain insurance to protect ourselves and our directors, officers and representatives against any such expense, liability or loss, whether or not we would have the power to indemnify him against such expense, liability or loss under the Delaware General Corporation Law.

Item 7.  Exemption from Registration Claimed.

     None.

Item 8.  Exhibits

     3.1     Certificate of Incorporation of the Company is incorporated by reference to Exhibit 3.1 to the Company's Registration
             Statement on Form S-1 filed with the Commission on November
             1, 2001, pursuant to the Securities Act (Registration No.
             333-65226).
     3.2     Bylaws of the Company are incorporated by reference to
             Exhibit 3.3 to the Company's Registration Statement on Form
             S-3 filed with the Commission on March 27, 2002, pursuant to the Securities Act (Registration No. 333-85050).
     5       Opinion of Morgan, Lewis & Bockius LLP (consent included therein).
     10.1    2001 Stock Unit Retirement Plan.
     23      Consent of Arthur Andersen LLP.
     24      Powers of Attorney (included on page II-4).

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

(a) (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 24, 2002.

                                          ARAMARK CORPORATION


                                          By /s/ L. Frederick Sutherland
                                            -----------------------------------
                                            Name:  L. Frederick Sutherland
                                            Title: Executive Vice President and
                                                   Chief Financial Officer



                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose name appears below hereby appoints Joseph Neubauer, L. Frederick Sutherland, Bart J. Colli and Susan Goldy, and each of them, as his true and lawful agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments to the within registration statement, including post-effective amendments, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

            Name                         Title                        Date
            ----                         -----                        ----

 /s/ Joseph Neubauer             Chairman and Director             May 24, 2002
------------------------------   (Principal Executive Officer)
     Joseph Neubauer

 /s/ L. Frederick Sutherland     Executive Vice President,         May 24, 2002
------------------------------    Chief Financial Officer
   L. Frederick Sutherland        (Principal Financial Officer)

 /s/ John M. Lafferty            Senior Vice President,            May 24, 2002
------------------------------    Controller and Chief
       John M. Lafferty           Accounting Officer (Principal
                                  Accounting Officer)

 /s/ Lawrence T. Babbio, Jr.     Director                          May 24, 2002
------------------------------
   Lawrence T. Babbio, Jr.

            Name                         Title                        Date
            ----                         -----                        ----

 /s/ Patricia C. Barron          Director                          May 24, 2002
------------------------------
     Patricia C. Barron

 /s/ Robert J. Callander         Director                          May 24, 2002
------------------------------
     Robert J. Callander

 /s/ Leonard S. Coleman, Jr.     Director                          May 24, 2002
------------------------------
    Leonard S. Coleman, Jr.

 /s/ Ronald R. Davenport         Director                          May 24, 2002
------------------------------
     Ronald R. Davenport

 /s/ Thomas H. Kean              Director                          May 24, 2002
------------------------------
       Thomas H. Kean

 /s/ James E. Ksansnak           Director                          May 24, 2002
------------------------------
      James E. Ksansnak

 /s/ James E. Preston            Director                          May 24, 2002
------------------------------
      James E. Preston

 /s/ Karl M. von der Heyden      Director                          May 24, 2002
------------------------------
   Karl M. von der Heyden

     Pursuant to the requirements of the Securities Act of 1933, as amended, the 2001 Stock Unit Retirement Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 24, 2002.

                               2001 STOCK UNIT RETIREMENT PLAN


                               By /s/ L. Frederick Sutherland
                                 ---------------------------------
                                 L. Frederick Sutherland,
                                 on behalf of the Plan Administrative Committee

                               INDEX TO EXHIBITS

     Exhibit
     Number                                    Description
     3.1                       Certificate of Incorporation of the Company is
                               incorporated by reference to Exhibit 3.1 to the
                               Company's Registration Statement on Form S-1
                               filed with the Commission on November 1, 2001,
                               pursuant to the Securities Act (Registration
                               No. 333-65226).
     3.2                       Bylaws of the Company are incorporated by
                               reference to Exhibit 3.3 to the Company's
                               Registration Statement on Form S-3 filed with
                               the Commission on March 27, 2002, pursuant to
                               the Securities Act (Registration No.
                               333-85050).
     5                         Opinion of Morgan, Lewis & Bockius LLP (consent
                               included therein).
     10.1                      2001 Stock Unit Retirement Plan.
     23                        Consent of Arthur Andersen LLP.
     24                        Powers of Attorney (included on page II-4).